MEMORANDUM OF UNDERSTANDING
Carlos Garcia v. Fabrica International, Inc., et al.
Orange County Superior Court Case No. 30-2017-00949461-CU-OE-CXC

1.
This Memorandum of Understanding ("MOU") is entered into by and between Plaintiff Carlos Garcia ("Plaintiff'), on behalf of himself and all other current and former hourly employees, and defendant Fabrica International, Inc. ("Defendant"), to settle the putative class and representative action currently pending in the Orange County Superior Court (the "Garcia Action"). Plaintiff will file a Second Amended Complaint to include claims the additional wage and hour claims contemplated by the settlement, including, but not limited to, claims relating to Defendant's time keeping practices.

2.	The Settlement Class shall include all current and former hourly employees employed by Defendant during the Class Period (collectively, the "Settlement Class").

3.	The "Class Period" is defined as the period from October 12, 2013 through the date the Court enters a preliminary approval order for this settlement.

4.
Within 14 days of the date on which this MOU is fully executed, Plaintiff shall file the Second Amended Complaint in conformity with the terms herein. Defendant shall not be required to file an Answer or other Responsive Pleading. Plaintiff agrees that no default shall be taken nor shall there be any other pleadings filed without mutual consent of the Parties.

5.
In consideration for the release contemplated by the settlement, Defendant shall pay a Gross Settlement Amount ("GSA") of $1,500,000. Defendant shall make the settlement payment 180 days after the date of final approval of the settlement.

6.	The Settlement shall be an "all in," non-reversionary settlement. The Parties will agree upon an allocation fo1mula for individual settlement payments in the long-form settlement agreement.

a.	Defendant will not object to a request for attorneys' fees by class counsel of up to 1/3 of the GSA.

b.	Defendant will not object to reimbursement of class counsel's out-of-pocket costs up to·
$25,000 from the GSA.

c.	Defendant will not object to a service award to Plaintiff in the amount of $5,000 to be paid out of the GSA and to be reported on an IRS 1099 basis.

d.
The Parties agree that reasonable settlement administration costs will also be deducted - from the GSA, and the Parties agree that a qualified settlement administrator as may be selected by the Parties to serve as the Settlement Administrator. The settlement administration fees would be bid out and paid from the GSA and the Parties agree to solicit    bids    from    several    qualified    settlement    administrators.    These settlement administration costs are estimated to be no more than $25,000. Prior to mailing, the

Settlement Administrator will perform a search based on the National Change of Address Database information to update and connect for any known or identifiable address changes.

e.
The Parties agree to a PAGA allocation of $50,000 of which 75% shall be remitted to the LWDA for its statutorily-set portion of the PAGA penalties and the remaining 25% shall be distributed to the Settlement Class as part of the Net Settlement Amount.

f.
To the extent that Individual Settlement Payment checks are uncashed 180 days after the date listed on the check, the amount of uncashed checks will escheat to the State of California's unclaimed property program.

g.	The Net Settlement Amount shall be allocated in the following fashion: 20'% toward wages, 40% toward penalties and 40% toward interest. Defendant shall pay the employer's portion of payroll taxes on the wage allocation outside of the GSA.

7.
Plaintiff and all other Settlement Class members will release and discharge Defendant, and any of its, former and present parents, subsidiaries, and affiliates, and their officers, directors, managers, owners, executives, partners, employees, shareholders, agents , attorneys, and any other successors, assigns, or legal representatives, ("Released Parties"), from the claims alleged in the Action, including any potential claims reasonably related to the claims in the Action, arising during the Class Period, including state wage and hour claims, claims for wages, fees, over time, minimum wage, on-duty meal periods, off-duty meal periods, off-duty rest periods, timely payment violations, accurate and complete wage statements violations, wages and all claims under the Private Attorneys General Act of 2004 based on the foregoing. This release includes claims alleging violations of Labor Code §§ 201, 201.3, 202, 203, 204, 210, 226, 226.3, and 226.7, et seq.; Labor Code§§ 510, 512, 558, et seq.; Labor Code§§ 1194, 1197.1, 1198, 1199, et seq., and 2698 et seq.,; and Sections 11 and 12 of the applicable IWC Wage Order.

8.
The Net Settlement Amount (''NSA") is the GSA minus all the deductions and subject to the terms referenced in paragraph 6. The Class Representative's service award will be in addition to his allocated portion of the NSA and shall be repo1ted on an IRS 1099 basis. Class members will be provided with information used to calculate their individual settlement payment. Settlement Class members will be provided with notice of the Settlement, which shall summarize the terms of the Settlement and advise them of their right to opt out, object, appear at the fairness hearing, or challenge the information in Defendant's records on which their estimated settlement payment shall be based.

9.	The NSA will be allocated as follows: (1) 20% to wages and repo1ted on an IRS W-2 basis and
(2) 80% to non-wage penalties and interest, to be reported on an IRS form 1099. Defendant agrees to fund the employer's portion of the payroll taxes on the portion of settlement awards allocated to W2 wages which will be computed and paid by the Settlement Administrator but funded separately and in addition to the GSA.

IO. The Parties agree to use reasonable commercial efforts to finalize a long-form Settlement Agreement within 30 days of the execution of this MOU and Plaintiff will promptly file a motion for preliminary approval of the settlement thereafter. Plaintiff's counsel will prepare the initial drafts of the long-form Settlement Agreement, class notice, and claim form. Plaintiff's counsel will prepare the motion for preliminary approval, and supporting papers, and motion for final approval, and supporting papers, and Defendant agrees not to oppose the motion as long as Defendant is provided with an opportunity to review the papers in a reasonable time period before they are filed and provided they comport with this MOU, the long-form Settlement Agreement, and the facts of the Action.

11.
The Effective Date of this settlement shall be the later of the time when: (i) the date of final affirmance of the Judgment on an appeal of the Judgment, the expiration of the time for, or the denial of, a petition to review the Judgment, or if review is granted, the date of final affirmance of the Judgment following review pursuant to that grant, (ii) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding to review the Judgment, provided that the Judgment is affirmed and/or not reversed in any party, (iii) the final resolution (or withdrawal) of any filed appeal in a way that affirms the Final Approval Order and Judgment in a form substantially identical to the form of the Final Approval Order entered by the Court, and the time to petition for review with respect to any appellate decision affirming the Final Approval Order has expired; or (iv) if no appeal is filed, the sixty-first (61st) day after the Court enters final approval of the settlement and the Judgment approving this Agreement. ("Effective Settlement Date").

12.
In the event that the Court fails to approve the settlement, or if the appropriate appellate court fails to approve the settlement or if the Settlement Agreement is otherwise terminated: (1) the Settlement Agreement shall have no force and effect and the Patties shall be restored to their respective positions prior to entering into it, and no Party shall be bound by any of the te1ms of the Settlement Agreement; (2) Defendant shall have no obligation to make any payments to the Settlement Class members, the Settlement Administrator, the LWDA, Plaintiff or Plaintiff's counsel; (3) any preliminary approval order, final approval order or judgment, shall be vacated; and (4) the Settlement Agreement and all negotiations, statements, proceedings and data relating thereto shall be deemed confidential mediation settlement communications and not subject to disclosure for any purpose in any proceeding.

13.
If either (i) 10% or more of the Settlement Class members, or, (ii) a number of Settlement Class members whose share of the Class Settlement Proceeds is 10% or more elect not to participate in the settlement or both (i) and (ii), Defendant may, at its election, rescind the settlement and all actions taken in its furtherance of it will be thereby null and void. Defendant must exercise this right of rescission, in writing, to Class Counsel, within 30 calendar days after the Settlement Administrator notifies the Parties of the total number of opt-outs. If the option to rescind is exercised, then Defendant shall be solely responsible for all costs of the claims administration accrued to that point.

14.
This is a binding and enforceable agreement. Notwithstanding anything else contained herein, this MOU shall be enforceable under California Code of Civil Procedure section 664.6 and admissible under California Evidence Code section 1123(a). Regardless of any settlement privilege or other rules of evidence, this MOU may be admitted in Court and enforceable even if a finalized settlement document cannot be agreed upon.

15.	Neither this MOU, nor final form of the Settlement Agreement, will constitute an admission by Defendant of any form of liability or the accuracy of any fact or allegation against it.

16.
Escalator Clause: Defendant represents that there are 54,000 workweeks worked by settlement class members during the Class Period. If the number of workweeks worked by settlement class members during the Class Period is more than 10% greater than this figure (i.e, if there are 59,400 or more workweeks worked by settlement class members), Defendant agrees to increase the Maximum Settlement Amount on a proportional basis (i.e., if there was a 12% increase in the number of workweeks worked by settlement class members, Defendant would agree to increase the Maximum Settlement Amount by 2%).

17.
The Parties and their counsel agree that they will not issue any press releases, initiate any contact with the press, respond to any press inquiry or make any public communication about the fact, amount or tem1s of the settlement, except, however, that the Released Parties may make disclosures as required by law. Any communication about the settlement to Settlement Class members may not be made prior to the court-approved mailing.

Dated: June 21, 2018

Plaintiff:    Defendant:

________________________________            ____________________________________
Carlos Garcia                         Fabrica International, Inc.
Class Representative                    By:_________________________________
Its:_________________________________

Approved as to form and content:

HAINES LAW GROUP, APC	CAROTHERS DiSANTE & FREUDENBERG LLP

/s/ Sean M. Blakely, Esq.              ______________________________

Paul K. Haines, Esq. Sean M. Blakely, Esq.        Timothy M.
Freudenberger, Esq.
Amy S. Williams, Esq.
                Kimberly M. Jansen, Esq.

Counsel for Plaintiff and the Settlement Class    Counsel for Defendant

15.	Neither this MOU, nor final form of the Settlement Agreement, will constitute an admission by Defendant of any fo1m of liability or the accuracy of any fact or allegation against it.

16.
Escalator Clause: Defendant represents that there are 54,000 workweeks worked by settlement class members during the Class Period. If the number of workweeks worked by settlement class members during the Class Period is more than 10% greater than this figure (i.e, if there are 59,400 or more workweeks worked by settlement class members), Defendant agrees to increase the Maximum Settlement Amount on a proportional basis (i.e., if there was a 12% increase in the number of workweeks worked by settlement class members, Defendant would agree to increase the Maximum Settlement Amount by 2%).    -

17.
The Parties and their counsel agree that they will not issue any press releases, initiate any contact with the press, respond to any press inquiry or make any public communication about the fact, amount or terms of the settlement, except, however, that the Released Parties may make disclosures as required by law. Any communication about the settlement to Settlement Class members may not be made prior to the court-approved mailing.

Dated: June 21, 2018

Plaintiff:    Defendant:
______________________     /s/ W. Derek Davis
Carlos Garcia    Fabrica International, Inc
Class Representative    By: W. Derek Davis
Its: Vice President Human Resources
and Corporate Secretary

Approved as to form and content:

HAINES LAW GROUP, APC	CAROTHERS DiSANTE & FREUDENBERG LLP

Paul K. Haines, Esq. Sean M. Blakely, Esq.            Timothy M. Freudenberger, Esq.
Amy S. Williams, Esq.

Counsel for Plaintiff and the Settlement Class        /s/ Kimberly M. Jansen, Esq. Kimberly M. Jansen, Es    q.

Counsel for Defendent